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                                                                    Exhibit 4.1a

                                CREDIT AGREEMENT


         THIS CREDIT AGREEMENT is dated as of the 14 day of May, 1998, and is by and between HEI, INC., a Minnesota corporation with offices located in Victoria, Minnesota (the "Borrower"), and NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION, a national banking association with offices located in Wayzata, Minnesota (the "Bank").

                                    RECITALS:

         WHEREAS, the Borrower desires to renew its revolving credit line in the principal amount of THREE MILLION AND NO/100 DOLLARS ($3,000,000.00) (the "Credit") for working capital purposes; and,

         WHEREAS, the Bank is willing to make the Credit available to the Borrower subject to the provisions of this Credit Agreement, which shall replace any prior Credit Agreements between the Borrower and the Bank.

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein, the parties agree as follows:

         SECTION 1  Definitions

1.1 In addition to those terms defined in the above recitals, as used herein:

         "Acceptable Accounts Receivable" shall mean Borrower's accounts receivable which are: (i) less than ninety (90) days in age; (ii) not part of an account, ten percent (10.0%) or more of which is ninety (90) days past due;
(iii) not subject to offset or dispute; (iv) not due from the U.S. Government, foreign entities (unless supported by letters of credit or from those entities listed on Exhibit A hereto), Subsidiaries or affiliates of the Borrower; and (v) not representing booked but unfilled orders.

         "Agreement" shall mean this Credit Agreement and all amendments and supplements hereto which may from time to time become effective hereafter in accordance with the terms hereof.

         "Business Day" shall mean a day on which banks are generally open for business in Wayzata, Minnesota.

         "Base Rate" shall mean the "base" or "prime" rate of interest as announced by Norwest Bank Minnesota, National Association, at its principal office located in Minneapolis, Minnesota, as in effect from time to time.

         "Borrowed Money" shall mean funds obtained by incurring contractual indebtedness and shall not include trade accounts payable or money borrowed from the Bank.

         "Borrowing Base" shall mean 80% of Acceptable Accounts Receivable, except that Acceptable Accounts Receivable from those entities listed on Exhibit A shall be included at a 65% rate.

         "Borrowing Base Certificate" shall mean a schedule of Borrower's accounts receivable and Acceptable Accounts Receivable, which certificate is prepared and furnished to Bank pursuant to Sections 2.1 and 3.2(C), and which is executed by an authorized officer of Borrower.

         "Cash Flow" shall mean, for the fiscal year of the Borrower, the aggregate amount of the following items properly shown on its year-end income statement, determined in accordance with generally accepted accounting principles consistently applied: (i) net income after taxes; (ii) amortization expense; (iii) depreciation and depletion expense; (iv) deferred tax expense; and (v) similar types of noncash charges against income which the Bank determines, in its reasonable discretion, to be appropriate "add-backs."

         "Closing Date" shall mean the date on which documents are signed.

         "Collateral Documents" mean all those certain documents specified in Sections 4.1 through 4.5.

         "Credit" shall mean the conditional revolving credit line established hereby, which shall not in any event exceed the aggregate principal amount of THREE MILLION AND NO/100 DOLLARS ($3,000,000.00) outstanding at any one time.

         "Current Maturities of Long-Term Debt" shall mean that portion of the Borrower's "Long-Term Debt" that matures or that is scheduled to be paid during the current fiscal year of the Borrower. For the purposes of this definition, "Long-Term Debt" shall mean the following: (i) the aggregate amount of the Borrower's liabilities properly shown as non-current liabilities on its balance sheet, determined in accordance with generally accepted accounting principles consistently applied, as of the last day of its preceding fiscal year; and (ii) any new liabilities of the Borrower incurred during its current fiscal year that, in accordance with generally accepted accounting principles consistently applied, should be shown as non-current liabilities on its balance sheet at fiscal year-end.

         "Current Note" shall mean the promissory Current Note of the Borrower substantially in the form of attached Exhibit B, evidencing borrowings under
Section 2.1 hereof.

         "Events of Default" shall mean any and all events of default described in Section 8 hereof.

         "Indebtedness" shall mean, as to the Borrower, or any Subsidiary, all items of indebtedness, obligation or liability, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several.



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         "Interest Period" shall mean, relative to any LIBOR Rate election, the period which shall begin on (and include) the date on which such election is effective or continued and, unless the maturity of the Current Note is accelerated, shall end on (but exclude) a day which is 30, 60 or 90 days thereafter, provided, however, that:

                  A. If such Interest Period would otherwise end on a day which is not a Banking Day, such Interest Period shall end on the next following banking day; or

                  B. The Borrower may not select, and there shall not be applicable, any Interest Period that would end later than the Maturity Date.

         "LIBOR Rate" shall mean the average rate per annum (rounded up to the nearest one-sixteenth of one percent) of which U.S. Dollar deposits are offered to Norwest in the London Interbank Market with a term equal to the applicable Interest Period, in an amount equal to the outstanding principal balance of the Current Note.

         "Maturity Date" shall mean January 31, 1999.

         "Permitted Liens" shall mean:

                  A. Liens in favor of the Bank or in favor of U.S. Bank Trust, National Association, (f/k/a First Trust National Association), as Trustee.

                  B. Existing liens disclosed to the Bank in writing prior to the date of this Agreement;

                  C. Liens for taxes not delinquent or which Borrower is contesting in good faith; and

                  D. Purchase money liens.

                  E. Other liens, or aggregate sum of liens, securing obligations not to exceed $500,000.00 in any fiscal year.

         "Security Agreement" shall mean the security agreement pursuant to which, among other things, Borrower grants Bank a security interest in the accounts receivable of the Borrower.

         "Subsidiary" shall mean any corporation of which more than fifty percent (50%) of the outstanding voting securities shall, at the time of determination, be owned directly, or indirectly through one or more intermediaries, by the Borrower.

         "Tangible Net Worth" shall mean the sum of the contributed capital, surplus and undivided profits of the Borrower, less any amounts attributable to treasury stock, good will, patents, copyrights, mailing lists, catalogues, trademarks, bond discount and underwriting expenses, organization expenses, leasehold improvements and loans to officers or employees and other like intangibles (not including prepaid expenses classified as current assets or intangible assets offset by equal related liabilities), all as determined in accordance with generally accepted accounting principles.

1.2 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding."

1.3 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 5.6.

         SECTION 2  The Loan

2.1 Credit. Subject to the other provisions of this Agreement, the Bank agrees to lend to the Borrower from time to time from the effective date hereof until the Maturity Date sums not to exceed the lesser of the Borrowing Base or THREE MILLION AND NO/100 DOLLARS ($3,000,000) in aggregate principal amount at any one time outstanding. Each borrowing under this Section 2.1 will be requested in writing or in person by an authorized officer of the Borrower, or telephonically by any person reasonably believed by the Bank to be an authorized officer of the Borrower. Each borrowing under this Section 2.1 will be evidenced by a notation on the Bank's records, which shall be conclusive evidence of such borrowing, and by the Current Note. The officer making the request must present the Bank with its most current Borrowing Base Certificate. Within the limits of the Credit and subject to the terms and conditions hereof, the Borrower may borrow, prepay pursuant to Section 2.6 hereof and reborn pursuant to this Section 2.1.

2.2 Interest Rate: Upon two business days prior notice (before the end of the applicable Interest Period for a prior LIBOR Rate election) Borrower may elect or convert all or a portion of its outstanding balance under the Credit to one of the following interest rates:

                  A. Base Rate Option. Interest on the unpaid principal of the Current Note shall be calculated at an annual rate equal to the Base Rate in effect from time, to time, which rate shall change as and when the Base Rate changes, on the basis of the actual number of days elapsed in a year of 360 days, and shall change as and when the Base Rate changes.

                  B. LIBOR Rate Option. Subject to the terms and conditions of this Agreement, the Borrower may elect that the principal balance outstanding under the Current Note in increments of $100,000.00 bear interest at an annual rate equal to two hundred (200) basis points (2.0%) in excess of the LIBOR Rate as determined as of approximately 11:00 A. M., London time, two business days before the beginning of the Interest Period selected by the Borrower.

If two business days prior to the end of an Interest Period, Borrower does not elect a new interest rate option, then the Base Rate Option shall apply.



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


2.3 Interest Payment. Interest on the Current Note shall be payable monthly, commencing April 30, 1998, and continuing on the same day of each succeeding month until the Current Note is paid; provided, however, if a LIBOR Rate Option has been selected, then interest shall be due and payable at the end of each Interest Period.

2.4 Principal Repayment. The principal of the Current Note shall be repayable on the Maturity Date.

2.5 Prepayment. The Borrower may at any time prepay the Current Note in whole or from time to time in part without premium or penalty.

2.6 Mandatory Prepayment. The Borrower shall be required to make prepayments of amounts due under the Current Note at any time the aggregate amount of borrowing outstanding is found to exceed the Borrowing Base. Such required prepayments shall be in an amount equal to the difference between borrowings outstanding and the Borrowing Base.

2.7 Sums Payable. All sums payable to the Bank hereunder shall be paid directly to the Bank in immediately available funds. The Bank shall send the Borrower statements of all amounts due hereunder, which statements shall be considered correct and conclusively binding on the Borrower unless the Borrower notifies the Bank to the contrary within ninety days of its receipt of any statement which it deems to be incorrect. Alternatively, at its sole discretion, the Bank may charge against any deposit account of the Borrower all or any part of any amount due hereunder.

         SECTION 3  Conditions Precedent

3.1 The Borrower shall deliver the following to the Bank on or before the Closing Date:

                  A.       The Current Note, duly executed by Borrower.

3.2 The Bank shall not be obligated to lend hereunder on the occasion for any borrowing unless:

                  A. The representations and warranties contained in Section 5 hereof are true and accurate on and as of such date;

                  B. No Event of Default, and no event which might become an Event of Default after the lapse of time or the giving of notice and the lapse of time, has occurred and is continuing or will exist upon the disbursement of such loan; and,

                  C. The Borrower shall have delivered to the Bank a Borrowing Base Certificate as provided in Section 2.1 hereof, and a certification by an appropriate officer of the Borrower as to the matters set forth in Sections 3.2(A) and 3.2(B) hereof.

         SECTION 4  Security



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4.1 Security Interest. To secure the Current Note and the performance of its additional obligations as set forth hereunder, the Borrower has executed and delivered to the Bank before the Closing Date the Security Agreement and financing statements, in form and substance satisfactory to the Bank, granting to the Bank a first security interest in accounts receivable, now owned or hereafter acquired.

4.2 Deposit Accounts. As additional security for the prompt satisfaction of all obligations of Borrower under the Current Note and Security Agreement, the Borrower hereby assigns, transfers and sets over to the Bank all of its right, title and interest in and to, and grants the Bank a lien on and a security interest in, all amounts that may be owing from time to time by the Bank to the Borrower in any capacity, including, but without limitation, any balance or share belonging to the Borrower, of any deposit or other account with the Bank, which lien and security interest shall be independent of any right of set-off which the Bank may have.

4.3 Collateral. The property in which a security interest is granted pursuant to the provisions of Sections 4.1 and 4.2 is herein collectively called the "Collateral". The Collateral, together with all of the Borrower's other property of any kind held by the Bank, shall stand as one general, continuing collateral security for all Indebtedness to the Bank and may be retained by the Bank until all Indebtedness owed to the Bank has been paid in full.

4.4 Additional Documents. At any time requested by the Bank, the Borrower shall execute and deliver or cause to be executed and delivered to the Bank such additional documents as the Bank may consider to be necessary or desirable to evidence or perfect the security interests referred to in Section 4.1 hereof.

4.5 Liens. The foregoing liens shall be first and prior liens except for Permitted Liens.

         SECTION 5  Representations and Warranties

         To induce the Bank to enter into this Agreement, the Borrower represents and warrants to the Bank as follows:

5.1 Corporate Status. The Borrower is a corporation duly organized, existing and in good standing under the laws of the State of Minnesota.

5.2 Authority. The execution, delivery and performance of this Agreement, the Current Note and Security Agreement by the Borrower are within its corporate powers, have been duly authorized, and are not in contravention of law, or the terms of Borrower's Articles of Incorporation or by-laws or of any undertaking to which the Borrower is a party or by which it is bound.

5.3 Consent. No consent, approval or authorization of or declaration or filing with any governmental authority on the part of the Borrower is required in connection with the execution and delivery of this Agreement or the borrowings by the Borrower hereunder or on the part of the Borrower in connection with the consummation of any transaction contemplated hereby.

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5.4 Liens. The property of the Borrower is not subject to any lien except
Permitted Liens.

5.5 Litigation. No litigation or governmental proceeding is pending or, to the knowledge of the officers of the Borrower, threatened against the Borrower which could have a material adverse effect on the Borrower's financial condition or business, except as previously disclosed to the Bank.

5.6 Financial Statements. All financial statements delivered to Bank by or on behalf of Borrower, including any schedules and notes pertaining thereto, have been prepared in accordance with generally accepted accounting principles consistently applied, and fully and fairly present the financial condition of the Borrower at the dates thereof and the results of operations for the periods covered thereby. There have been no material adverse changes in the consolidated financial condition or business of the Borrower from February 28, 1998 to the date hereof, except as previously disclosed to the Bank.

5.7 Licenses. The Borrower possesses adequate licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted.

5.8 ERISA. The Borrower does not have any unfunded liabilities in any pension plan, as such terms is defined in the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import ("ERISA"), together with the regulations thereunder. As used in this section, "unfunded liabilities" means with regard to any plan, the excess of the current value of the plan's benefits guaranteed under ERISA over the current value of the plan's assets allocable to such benefits.

5.9 Environmental. The Borrower has obtained all permits, licenses and other authorizations which are required under federal, state and/or local laws ("Environmental Laws") relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, hazardous or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes ("Environmental Matters"). The Borrower is in compliance in all material respects with all terms and conditions of such required permits, licenses and authorizations and is also in compliance, in all material respects, with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any plan, order, decree, judgment or notice. The Borrower is not aware of, nor has the Borrower received notice of, any events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance or which may give rise to any liability under any Environmental Laws or the common law. The Borrower has not received any summons, citation, directive, letter or other communication, written or oral, from any agency or department of any state, federal or local government relating to any Environmental Matters or any alleged Environmental Matters. No investigation, administrative order, consent order and agreement, litigation or settlement with respect to any Environmental Matters or any alleged

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Environmental Matters has been received by the Borrower or is proposed, threatened, anticipated or in existence with respect to the Borrower.

5.10 Validity. This Agreement is, and the Current Note when issued will be, valid and binding in accordance with their terms.

5.11 Good Standing. The Borrower is duly qualified to do business and is in good standing in any additional jurisdictions where, on advice of legal counsel, registration was deemed necessary.

5.12 Default. The Borrower is not in default of a material provision under any material agreement, instrument, decree or order to which it is a party or by which it or its property is bound or affected.

         SECTION 6  Affirmative Covenants

         The Borrower covenants and agrees that so long as any indebtedness remains outstanding to the Bank, unless the Bank shall otherwise consent in writing, it will:

6.1 Taxes. Pay, when due, all taxes assessed against it or its property except to the extent and so long as contested in good faith.

6.2 Corporate Existence. Maintain its corporate existence and comply with all laws and regulations applicable thereto.

6.3      Reports.  Furnish to the Bank:

                  A. Within 90 days after the end of each fiscal year of the Borrower a detailed report of audit of the Borrower for such fiscal year including the balance sheet of the Borrower as of the end of such fiscal year and the statements of profit and loss and surplus of the Borrower for the fiscal year then ended, prepared by independent certified public accountants satisfactory to the Bank.

                  B. Within 30 days after the end of each quarter, or month if there are outstanding borrowings under the Credit, (i) the balance sheet of the Borrower as of the end of such quarter or month, (ii) the statement of profit and loss and surplus of the Borrower from the beginning of such fiscal year to the end of such quarter or month,
         (iii) an aged listing of Borrower's accounts receivable, and (iv) a Borrowing Base Certificate current through the end of the previous quarter or month, all in a form acceptable to Bank. All of the foregoing shall be unaudited, but certified as correct (subject to year end adjustments) by an appropriate officer of the Borrower.

                  C. No later than 30 days prior to the beginning of each fiscal year, projected financial statements in form acceptable to the Bank.

                      D. Annually, within 90 days after the end of each fiscal year, a listing of Borrower's existing equipment, in a form acceptable to the Bank.

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                  E. Promptly upon knowledge thereof, notice to the Bank in
         writing of the occurrence of any event which has or might, after the lapse of time or the giving of notice and the lapse of time, become an Event of Default.

                  F. Promptly, such other information as the Bank may reasonably request.

6.4 Maintenance of Property. Maintain its inventory, equipment, real estate and other properties in good condition and repair (normal wear and tear excepted), and pay and discharge or cause to be paid and discharged when due, the cost of repairs to or maintenance of the same, and pay or cause to be paid all rental or mortgage payments due on such real estate.

6.5 Insurance. Cause its properties of an insurable nature to be adequately insured by reputable and solvent insurance companies against loss or damages customarily insured against by persons operating similar properties, and similarly situated, and carry such other insurance as usually carried by persons engaged in the same or similar businesses and similarly situated.

6.6 Records. Keep true, complete and accurate books, records and accounts in accordance with generally accepted accounting principles consistently applied.

6.7 Inspection. Permit any of Bank's duly authorized employees or agents the right, at any reasonable time and from time to time, to visit and inspect the properties of Borrower and to examine and take abstracts from its books and records.

6.8 Compliance. Continue to conduct the same general type of business as is now being carried on in compliance with all applicable statutes, laws, rules and regulations.

6.9 Collateral Audits. Permit the Bank, at its discretion, to conduct annual collateral audits, the cost for shall be paid by the Bank.

6.10 Primary Depository. Maintain its primary deposit accounts with the Bank.

         SECTION 7  Negative Covenants

         Without the Bank's written consent, so long as any indebtedness remains outstanding under the Credit or any other obligation to the Bank, the Borrower will not:

7.1 Liens. Permit any lien or aggregate sum of liens in excess of $500,000.00 including, without limitation, any pledge, assignment, mortgage, title retaining contract or other type of security interest to exist on its property, real or personal, except Permitted Liens.

7.2 Merger. Enter into any transaction of merger or consolidation, or transfer, sell, assign, lease or otherwise dispose of (other than sales in the ordinary course of business) all or a substantial part of its properties or assets, or any of its notes or accounts receivable, or any stock (other than directors qualifying shares) or any assets or properties necessary or desirable

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for the proper conduct of its business, or change the nature of its business, or wind up, liquidate or dissolve, or agree to do any of the foregoing.

7.3 Borrowed Money. Create, incur, assume or suffer to exist, contingently or otherwise, indebtedness in excess of $500,000.00 for Borrowed Money, except indebtedness disclosed to the Bank in writing as existing at the time of execution of this Agreement.

7.4 Guarantee. Become or remain a guarantor or surety, or pledge its credit or become liable in any manner (except by endorsement for deposit in the ordinary course of business) on undertakings of another.

7.5 Acquisitions. Purchase or otherwise acquire all or substantially all of the assets of any person, firm, corporation or other entity.

7.6 Minimum Tangible Net Worth. Permit its Tangible Net Worth to be less than $17,372,000.00, less any amounts disbursed for stock-repurchase, for its fiscal year ending August 31, 1998.

7.7 Debt Ratio. Permit its long-term debt to Tangible Net Worth ratio to exceed
1.0 to 1.0 as of its fiscal year ending August 31, 1998.

7.8 Minimum Net Profit. Fail to produce a net profit after taxes quarterly and of at least $500,000.00 as of its fiscal year ending August 31, 1998.

7.9 Cash Flow Ratio. Maintain a ratio of Cash Flow to Current Maturities of Long Term Debt of at least 1.5 to 1.0 for its fiscal year ending August 31, 1998.

7.10 Management. Make any changes in management that would result in either Eugene W. Courtney or Jerald H. Mortenson, or both, having a materially reduced role in the management of the Borrower, except due to death or disability, unless the Bank shall consent in writing, which consent shall not be unreasonably withheld.

7.11 Accounting. Make a material change in its accounting procedures, whether for tax purposes or otherwise, including, but not limited to, making a Subchapter S election under the United States Internal Revenue Code.

         SECTION 8  Events of Default

8.1 Upon the occurrence of any of the following Events of Default:

                  A. Payment. Default in any payment of interest or of principal on any obligations to the bank when due, and continuance thereof for 10 calendar days;

                  B. Performance. Default in the observance or performance of any other agreement of the Borrower set forth herein or in the Security Agreement and continuance thereof for 30 days;

                  C. Borrowed Money. Default by the Borrower in the payment of any other indebtedness for Borrowed Money or in the observance or performance of any term, covenant or agreement of the Borrower in any agreement relating to any indebtedness of the Borrower, the effect of which default is to permit the holder of such indebtedness to declare the same due prior to the date fixed for its payment under the terms thereof;

                  D. Representations. Any representation or warranty made by the Borrower herein, or in any statement or certificate furnished by the Borrower hereunder, is untrue in any material respect; or

                  E. Litigation. The occurrence of any litigation or governmental proceeding which is pending or threatened against the Borrower, which could have a material adverse effect on the Borrower's financial condition or business, and which is not settled or dismissed within a reasonable period of time (a reasonable period of time not to exceed 30 days) after notice thereof to the Borrower or is not being contested by the Borrower based upon reasonable grounds;

then, or at any time thereafter, unless such Event of Default is remedied, the Bank or the holder of the Current Note may, by notice in writing to the Borrower, terminate the Credit or declare the Current Note to be due and payable, or both, whereupon the Credit shall terminate forthwith or the Current Note shall immediately become due and payable, or both, as the case may be.

8.2      Upon the occurrence of any of the following Events of Default:

         Bankruptcy. The Borrower becomes insolvent or bankrupt, or makes an appointment for the benefit of creditors or consents to the appointment of a custodian, trustee or receiver for itself or for the greater part of its properties; or a custodian, trustee or receiver is appointed for the Borrower, or for the greater part of its properties without its consent and is not discharged within 60 days; or bankruptcy, reorganization or liquidation proceedings are instituted by or against the Borrower and, if instituted against it, are consented to by it or remain undismissed for 60 days;

then the Credit shall automatically terminate and the Current Note shall automatically become immediately due and payable, without notice.

         SECTION 9  Miscellaneous

9.1 Other Agreements. The provisions of this Agreement shall be in addition to those of any guaranty, pledge or security agreement, Current Note or other evidence of liability held by the Bank, all of which shall be construed as complementary to each other. Nothing herein contained shall prevent the Bank from enforcing any or all other notes, guaranties, pledges or security agreements in accordance with their respective terms.

9.2 Waiver. The Bank shall have the right at all times to enforce the provisions of this Agreement and the Collateral Documents in strict accordance with the terms hereof and thereof, notwithstanding any conduct or custom on the part of the Bank in refraining from so doing at any time or times. The failure of the Bank at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or as having in any way or manner modified or waived the same. All rights and remedies of the Bank are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.






9.3 Expenses. The Borrower will pay all expenses, including the reasonable fees and expenses of legal counsel for the Bank, incurred in connection with the enforcement of this Agreement and the Security Agreement, and the collection or attempted collection of the Current Note.

9.4 Notices. Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed delivered if delivered in person or if sent by certified mail, postage prepaid, return receipt requested, or telegraph, as follows, unless such address is changed by written notice hereunder:

                  A.       If to the Borrower:


                           HEI, INC.
                           1495 Steiger Lake Lane
                           Victoria, Minnesota 55386

                           Attention:  Jerald H. Mortenson

                  B.       If to the Bank:


                           Norwest Bank Minnesota, National Association
                           900 East Wayzata Boulevard
                           Wayzata, Minnesota 55391

                           Attention:  Judy Wenderoth

9.5 State Law. The substantive Laws of the State of Minnesota shall govern the construction of this Agreement and the rights and remedies of the parties hereto.

9.6 Successors. This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the parties hereto. The Borrower has no right to assign any of its rights or obligations hereunder without the prior written consent of the Bank. This Agreement, and the documents executed and delivered pursuant hereto, constitute the entire agreement between the parties, and may be amended only in a writing signed by each party.










9.7 Validity. If any provision of this Agreement shall be held invalid under any applicable Laws, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

9.8 Banking Day. Whenever any installment of the interest on the Current Note becomes due and payable on a day which is not a Banking Day, the maturity or due date shall be extended to the next succeeding Banking Day and, in the case of principal of the Current Note, interest shall be payable thereon at the rate per annum specified in the Current Note during such extension.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

HEI, INC.


By:
    --------------------------------
Its:
    --------------------------------

NORWEST BANK MINNESOTA,
  NATIONAL ASSOCIATION

By:
    --------------------------------
Its:
    --------------------------------



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